Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the foregoing Post- Effective Amendment No. 3 to Form S-1 of our report April 3, 2023, except for note one related to assets held for sale to which the date is December 27, 2023, relating to our audit the financial statements of Safety Shot, Inc (formerly known as Jupiter Wellness, Inc.) as of December 31, 2022 and 2021, and for the periods then ended, and the reference to our firm under the caption “Experts” in the Offering Statement.

/s/ M&K CPAS, PLLC
Houston, Texas
January 12, 2024